RealPage Acquires Kigo Based in Barcelona, Spain
Expands European vacation rental booking capacity

CARROLLTON, Texas (June 16, 2014) - RealPage, Inc. (NASDAQ: RP), a leading provider of on-demand property management software, announces the acquisition of Kigo, a Software-as-a-Service (SaaS) vacation rental booking and channel management system headquartered in Barcelona, Spain. In January, RealPage acquired InstaManager, a similar vacation rental booking system headquartered in the U.S. With the acquisition of Kigo, RealPage further extends its vacation rental booking system internationally.

Steve Winn, CEO of RealPage, commented “we believe the vacation rental market offers significant growth for RealPage, and this acquisition helps expand our presence in Europe. Both Kigo and InstaManager offer tremendous opportunity by helping professional vacation rental managers increase the number of properties managed and the days per year utilized, resulting in revenue growth without adding to their staff.”

Both solutions offer marketing websites, online pricing and availability, online booking, automated reservations and payment processing. RealPage will continue to market and support both systems with long-term plans to integrate the leading functions of both platforms into a single vacation rental booking system that is more powerful than the sum of its parts. RealPage intends to expand the capabilities of both booking systems to include screening, revenue management, contact center, insurance sales and more robust accounting services.

Kigo currently has over 80 employees, including more than 50 in sales and marketing. It operates an efficient, high-velocity sales process that tightly integrates lead generation, lead qualification and lead capture by country. While all Kigo employees were offered jobs, RealPage intends to further expand its sales and marketing efforts in the vacation space.
“Kigo has a very robust global sales force with presence in multiple countries,” said Shawn Convery, founder and president of Kigo. “Each country has a dedicated team of sales agents, account managers and customer service representatives-located in Barcelona- all with a deep understanding of the culture, the language and its nuances. Coupled with our agile sales process, which includes a team member focused on a specific step of the sales cycle, these strengths allow us to execute high-velocity selling to originate, qualify and convert leads.”
RealPage paid closing cash consideration of approximately $32.0 million and a deferred cash payment of up to $5.5 million, to be payable over two and a half years after the acquisition date. Revenue is expected to be immaterial in 2014, but is currently growing in low triple digits. With a need to integrate the InstaManager and Kigo platforms, as well as add additional sales and support functions, RealPage plans to significantly increase its total investment in the vacation rental market for the remainder of 2014.
To learn more about RealPage and its full suite of property management solutions, please visit www.realpage.com.

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About RealPage

RealPage, Inc. is a leading provider of comprehensive property management software solutions for the multifamily, commercial, single-family and vacation rental housing industries. These solutions help property owners increase efficiency, decrease expenses, enhance the resident experience and generate more revenue. Using its innovative SaaS platform, RealPage’s on-demand software enables easy system integration and streamlines online property management. Its product line covers the full spectrum of property management solutions, including leasing, accounting, revenue management, marketing solutions, resident services, renter insurance, utility management, spend management and apartment market research. Founded in 1998 and headquartered in Carrollton, Texas, RealPage currently serves over 9,200 clients worldwide from offices in North America and Asia. For more information about the company, visit www.realpage.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains "forward-looking" statements relating to RealPage, Inc.'s expected growth from the vacation rental market; the opportunity for revenue growth offered by both Kigo and InstaManager; planned marketing and platform support and integration of the Kigo and InstaManager into a single vacation rental booking system; intended expansion of the capabilities of both the Kigo and InstaManager booking systems; and planned expanded sales and marketing efforts.

These forward-looking statements are based on management's beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “expects,” “believes,” “plans,” or similar expressions and the negatives of those terms.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (a) the possibility that general economic conditions or uncertainty cause information technology spending, particularly in the rental housing industry, to be reduced or purchasing decisions to be delayed; (b) an increase in customer cancellations; (c) the inability to increase sales to existing customers and to attract new customers; (d) RealPage, Inc.'s failure to integrate acquired businesses and any future acquisitions successfully; (e) the timing and success of new product introductions by RealPage, Inc. or its competitors; (f) changes in RealPage, Inc.'s pricing policies or those of its competitors; (g) litigation; (h) inability to complete the integration of the Kigo and InstaManager functionality into a single vacation rental platform and (i) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission ("SEC") by RealPage, including its Annual Report on Form 10-K previously filed with the SEC on March 3, 2014 and Form 10-Q previously filed on May 12, 2014.  All information provided in this release is as of the date hereof and RealPage undertakes no duty to update this information except as required by law.

Contact:

Investor Relations
Rhett Butler
(972) 820-3773
rhett.butler@realpage.com

Media Relations
Sarah Marshall
(972) 820-3111
sarah.marshall@realpage.com